Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

November 10, 2003

Plug Power Inc.

968 Albany-Shaker Rd.

Latham, NY 12110

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel for Plug Power Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-109737) (the “Registration Statement”), and (ii) the prospectus supplement dated November 10, 2003, which supplements the prospectus included in the Registration Statement (the “Prospectus Supplement”), relating to the offering of 11,700,000 shares of common stock, par value $.01 per share, of the Company (the “Shares”). The Shares are being sold to the several purchasers named in, and pursuant to, the purchase agreement, dated November 10, 2003, among the Company and the purchasers named therein (the “Purchase Agreement”).

In connection with rendering this opinion, we have examined (i) the Amended and Restated Certificate of Incorporation of the Company, as amended, on file with the Secretary of State of the State of Delaware; (ii) the Amended and Restated Bylaws of the Company; (iii) the Purchase Agreement; (iv) certified resolutions of the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board authorizing the issuance of the Shares (collectively, the “Authorizing Resolutions”); (v) the Registration Statement and the Prospectus Supplement and the exhibits thereto; and (vi) such statutes, regulations, corporate records and documents, certificates of public officials and other instruments as we deem appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware General Corporation Law and reported judicial decisions interpreting the Delaware General Corporation Law and applicable provisions of the Delaware Constitution) and also express no opinion with respect to the blue sky or securities laws of any state, including, without limitation, Massachusetts and Delaware.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Purchase Agreement and the Authorizing Resolutions, will be validly issued, fully paid and non-assessable under the Delaware General Corporation Law.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act of 1933, as amended, and applicable requirements of state laws regulating the offer and sale of the Shares.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated November 10, 2003 which is incorporated by reference into the Registration Statement.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP